Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Tom Taggart

925.658.6193 / 925.658.6511

THE PMI GROUP, INC. REPORTS

FIRST QUARTER 2009 FINANCIAL RESULTS

Walnut Creek, CA, May 11, 2009 - The PMI Group, Inc. (NYSE: PMI) (the “Company”) today reported a loss from continuing operations for the first quarter of 2009 of $115.3 million, or $1.41 per basic and diluted1 share, compared with a loss from continuing operations of $305.9 million, or $3.77 per basic and diluted1 share, for the same period on year ago. The loss from continuing operations for the first quarter of 2009 was primarily driven by continued high losses and loss adjustment expenses (LAE) in U.S. Mortgage Insurance Operations.

The PMI Group, Inc. First Quarter Results

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2009	2008
Loss from continuing operations	$(115,261)	$(305,916)
(Loss) income from discontinued operations, net of income taxes*	(30)	31,952

Net loss	$(115,291)	$(273,964)

Diluted loss from continuing operations per share	$(1.41)	$(3.77)
Diluted income from discontinued operations per share	—	0.40

Diluted net loss per share	$(1.41)	$(3.37)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

Selected Consolidated Continuing Operating Results

Consolidated net premiums written for the first quarter totaled $184.8 million compared with $212.7 million for the same period one year ago. The decrease was due primarily to lower levels of new insurance written and higher refunded premiums from rescissions of insurance previously written.

Consolidated premiums earned for the first quarter were $188.1 million compared with $211.0 million for the same period one year ago. The decrease was due primarily to lower levels of new insurance written and premium refunds related to rescissions of insurance previously written, partially offset by higher persistency in the U.S. Mortgage Insurance Operations.

[1]

Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

Consolidated losses and LAE, which includes paid claims, loss adjustment expenses and additions to reserve for losses, for the first quarter was $382.9 million compared with $556.1 million for the same period one year ago. The decrease in the first quarter compared with the same period one year ago was primarily due to lower net loss reserve additions $163.6 million, partially offset by higher paid claims in U.S. Mortgage Insurance Operations and PMI Europe.

Consolidated reserve for losses and LAE totaled $2.9 billion as of March 31, 2009 compared with $2.7 billion as of December 31, 2008 and $1.6 billion as of March 31, 2008. Reserves for losses and LAE in the U.S. Mortgage Insurance Operations increased in the first quarter of 2009 by a gross amount of $230.3 million to $2.9 billion and was partially offset by a $66.7 million credit from reinsurance recoverables, primarily from captive reinsurance agreements. The increase in this quarter for reserves for losses and LAE was primarily due to increases in notices of default, and higher expected claim rates and claim sizes in the U.S Mortgage Insurance Operations.

Consolidated other underwriting and operating expenses for the first quarter was $40.0 million compared with $47.6 million for the same period one year ago. The decrease in other underwriting and operating expenses in the first quarter compared to the corresponding period in 2008 was primarily due to a decrease in employee share option expenses in the Corporate and Other Segment, offset by an increase in deferred compensation expenses in U.S. Mortgage Insurance Operations.

The PMI Group, Inc. First Quarter Results by Segment

	First Quarter Total Revenues		First Quarter (Loss) Income from Continuing Operations
(Dollars in millions, except per share data)	2009	2008	2009	2008
U.S. Mortgage Insurance Operations[2]	$209.1	$277.3	$(127.6)	$(172.5)
International Operations[3]	13.3	8.6	6.7	(15.4)
Financial Guaranty[4]	—	(88.0)	—	(123.0)
Corporate and Other[5]	22.7	33.9	5.6	5.0

Total	$245.1	$231.8	$(115.3)	$(305.9)

Diluted Loss from Continuing Operations Per Share[1]			$(1.41)	$(3.77)

May not total due to rounding.

Supplemental Financial Information

•	The PMI Group, Inc.’s First Quarter 2009 Financial Supplement and Net Operating Income (NOI) Reconciliation can all be found at www.pmi-us.com under Investor Relations.

[2]

“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. (PMI), affiliated U.S. reinsurance companies and equity in earnings from CMG Mortgage Insurance Company (CMG MI).

[3]	“International Operations” includes the results of PMI Europe and PMI Canada.

[4]	“Financial Guaranty” includes our equity investments in FGIC Corporation (FGIC) and RAM Holdings Ltd. (RAM Re).

[5]	The “Corporate and Other” segment primarily consists of the holding company, contract underwriting operations and intercompany eliminations.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplements that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

•

Potential significant future losses as a result of changes in economic and market conditions, such as a deepening of the current economic recession; decreases in housing demand, mortgage originations or housing values; a further reduction in the liquidity in the capital markets or further contraction of credit markets; further increases in unemployment rates; changes in interest rates or consumer confidence; and/or changes in credit spreads;

•	our expectation that, as a result of continued losses, we will need to raise significant additional capital and that such additional capital may be necessary in 2009;

•	the risk that we are not able to timely satisfy certain conditions precedent under our credit facility and an event of default occurs;

•	the risk that we may be unable to maintain minimum regulatory risk-to-capital and policyholders surplus requirements;

•	the limitations we have placed on new business writings and the concentration of our business among a relatively small number of large customers;

•	the potential future impairment of the value of certain securities held in our investment portfolios as a result of the significant volatility in the capital markets;

•	the potential that our actual losses may substantially exceed our current loss reserve estimates or that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and PMI;

•	the aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

•

the performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A loans, and adjustable rate and interest-only loans, which have resulted in increased losses in 2007 and 2008 and are expected to result in further losses;

•	the risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

•	changes in persistency rates of our mortgage insurance policies caused by, among other things, changes in refinancing activity and home values;

•	further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•

volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis; and

•

potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations pursuant to a capital support agreement.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 11, 2009, and of our Annual Report on Form 10-K for the year ended December 31, 2008. We undertake no obligation to update forward-looking statements.

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THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$184,846	$212,694

Revenues
Premiums earned	$188,094	$211,041
Net gain from credit default swaps	7,756	800
Net investment income	34,437	34,709
Net realized investment (losses) gains	(5,883)	41,309
Change in fair value of certain debt instruments	18,476	28,708
Impairment of unconsolidated subsidiaries	—	(87,981)
Other income	2,184	3,195

Total revenues	245,064	231,781

Losses and expenses
Losses and loss adjustment expenses	382,947	556,053
Amortization of deferred policy acquisition costs	3,345	4,596
Other underwriting and operating expenses	40,021	47,603
Interest expense	11,852	8,363

Total losses and expenses	438,165	616,615

Loss before equity in losses from unconsolidated subsidiaries and income taxes	(193,101)	(384,834)
Equity in losses from unconsolidated subsidiaries	(2,446)	(33,477)

Loss from continuing operations before income taxes	(195,547)	(418,311)
Income tax benefit from continuing operations	(80,286)	(112,395)

Loss from continuing operations	(115,261)	(305,916)
(Loss) income from discontinued operations, net of taxes	(30)	31,952

Net loss	$(115,291)	$(273,964)

Diluted loss from continuing operations per share	$(1.41)	$(3.77)
Diluted income (loss) from discontinued operations per share	—	0.40

Diluted net loss per share	$(1.41)	$(3.37)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,297,195	$2,549,862
Cash and cash equivalents	1,328,269	394,439
Investments in unconsolidated subsidiaries	149,816	175,155
Reinsurance recoverables	549,369	124,932
Deferred policy acquisition costs	39,061	24,598
Property, equipment and software, net of accumulated depreciation and amortization	126,806	154,698
Other assets	402,558	275,660
Assets - discontinued operations - held for sale	—	1,522,347

Total assets	$4,893,074	$5,221,691

Liabilities
Reserve for losses and loss adjustment expenses	$2,915,862	$1,649,111
Unearned premiums	111,018	140,409
Debt	457,054	414,378
Other liabilities	246,127	201,243
Liabilities - discontinued operations - held for sale	—	576,681

Total liabilities	3,730,061	2,981,822
Shareholders’ equity	1,163,013	2,239,869

Total liabilities and shareholders’ equity	$4,893,074	$5,221,691

Basic shares issued and outstanding	82,147	81,213

Book value per share	$14.16	$27.58

Note: Please refer to The PMI Group, Inc. First Quarter 2009 Financial Supplement for additional information.